SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 13, 2003

                             ALLOU HEALTHCARE, INC.
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               (Exact Name of Registrant as Specified in Charter)


              Delaware                    1-10340                 11-2953972
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(State or Other Jurisdiction           (Commission              (IRS Employer
      of Incorporation)                  File No.)           Identification No.)


50 Emjay Boulevard, Brentwood, New York                              11717
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(Address of Principal Executive Offices)                          (Zip Code)


        Registrant's telephone number, including area code (631) 273-4000



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Item 5.  Other Events.
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         In papers filed with the federal bankruptcy court for the Eastern
District of New York, Richard A. Sebastiao, Chief Restructuring Officer of Allou Healthcare, Inc. (the "Company"), stated that he does not believe the Company's operating subsidiaries are viable candidates for a reorganization, that he believes that "the best, and possibly the only, alternative for maximizing the value of the Debtors' estates for all of their creditors is to move expeditiously to find a buyer or buyers for the Debtors' businesses" and that he believed the Company had a negative net worth. Mr. Sebastiao intends to vigorously pursue the sale of the businesses and assets of the Company.

         Two separate motions have been filed with the bankruptcy court requesting that the court appoint a chapter 11 trustee to oversee the operation of the Company and its subsidiaries. The motions were filed by the Company's senior lenders, led by Congress Financial Corporation, and by the Office of the United States Bankruptcy Trustee.

         Class action lawsuits have been filed against certain directors of the Company and its prior auditors alleging that a series of materially false and misleading statements were issued concerning the Company's financial results. The Company had no comment with respect to these actions.

         The Company was notified by the American Stock Exchange that the Company is not in compliance with the continued listing standards of that Exchange and that such Exchange has begun a review of the continued listing of the Company's Class A Common Stock.

         A press release detailing these events is attached as Exhibit 99.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

(a)      Financial Statements.

         Not applicable.

(b)      Pro Forma Financial Information.

         Not applicable.

(c)      Exhibits.

Exhibit No.   Description
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   99         Press Release of the Company, dated May 13, 2003

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                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ALLOU HEALTH CARE, INC.


Date:    May 13, 2003                   By:  /s/  Richard A. Sebastiao
                                             -------------------------
                                             Name:  Richard A. Sebastiao
                                             Title: Chief Restructuring Officer